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                                                      Registration No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                       MURDOCK COMMUNICATIONS CORPORATION
              ---------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  Iowa                                  42-1337746
        ----------------------                 ------------------------
       (State of Incorporation)                I.R.S. Employer I.D. No.

         1112 29th Avenue S.W
             Cedar Rapids, Iowa                           52404
   --------------------------------------                --------
  (Address of Principal Executive Offices)              (Zip Code)


            MURDOCK COMMUNICATIONS CORPORATION 1997 STOCK OPTION PLAN
            ---------------------------------------------------------
                            (Full title of the plan)


                                Thomas E. Chaplin
                             Chief Executive Officer
                       Murdock Communications Corporation
                              1112 29th Avenue S.W.
                            Cedar Rapids, Iowa 52404
                            ------------------------
                     (Name and address of agent for service)

                                  319-362-6900
                                 --------------
                     (Telephone number, including area code
                              of agent for service)

                              --------------------

                         CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------
                                         Proposed
                                         Maximum           Proposed
                                         Offering          Maximum              Amount Of
Title Of Securities       Amount To      Price Per         Aggregate           Registration
  To Be Registered      Be Registered      Share           Offering Price          Fee
-----------------------------------------------------------------------------------------------
Common Stock, no par      288,029        $4.35 (1)         $1,252,927             $370
value
-----------------------------------------------------------------------------------------------


(1) For the purpose of computing the registration fee, Murdock Communications Corporation (the "Registrant") has used $4.35 as the average of the bid and asked prices of the Common Stock as reported on August 18, 1998 on the Nasdaq Bulletin Board for the offering price per share, in accordance with Rule 457(h).



                      PART II - INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.
            ---------------------------------------

            The following documents filed with the Securities and Exchange
Commission (the "Commission") are incorporated herein by reference:

                  (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997.

                  (b) All other reports filed pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the 1997 fiscal year which is reported in the Annual Report referred to in paragraph (a) above.

                  (c) The description of the Registrant's Common Stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

                  All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.
            -------------------------

      Not applicable.

Item 5.     Interests of Named Experts and Counsel.
            --------------------------------------

      Not applicable.

Item 6.     Indemnification of Directors and Officers.
            -----------------------------------------

      The Iowa Business Corporation Act (the "IBCA") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. The Company's Articles of Incorporation (the "Articles") limits the liability of directors of the Company to the Company or its shareholders to the fullest extent permitted by the IBCA or any other applicable laws presently or hereinafter in effect. Specifically, a director of the Company will not be personally liable for or with respect to any acts or omissions in the performance of his duties as a director of the Company except for a breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction in which the director derives an improper personal benefit or for unlawful distributions.

      The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

      The Articles also provide mandatory indemnification rights to any officer or director of the Company to the full extent permitted by Iowa law or any applicable laws presently or hereafter in effect.


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      Unless a corporation's articles of incorporation provide otherwise, the
IBCA requires a corporation to indemnify a director or officer who was completely successful in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation and permits a director or officer to apply for court-ordered indemnification if the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The Articles do not limit the foregoing indemnification rights of the directors and officers of the Company. In addition, the Company's By-Laws provide that, to the fullest extent permitted by Iowa law, the Company may indemnify the officers and directors of the Company.

      The Company intends to maintain insurance for each director and officer of the Company covering certain expenses, liability or losses he may incur that arise by reason of his being a director or officer of the Company or subsidiary company, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the IBCA.

Item 7.     Exemption from Registration Claimed.
            -----------------------------------

      Not applicable.

Item 8.     Exhibits.
            --------

4.1         Restated Articles of Incorporation.
4.2         First Amendment to Restated Articles of Incorporation.
4.3         Second Amendment to Restated Articles of Incorporation.
4.4         Amended and Restated By-Laws.
5           Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.
            as to the legality of the stock being registered.
23.1        Consent of Deloitte & Touche LLP.
24          Power of Attorney.

Item 9.     Undertakings.
            ------------

            1.    The small business issuer hereby undertakes as follows:

                  (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (b) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

                  (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

            2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cedar Rapids, State of Iowa, on August 20, 1998.

                                    MURDOCK COMMUNICATIONS CORPORATION

                                    BY    /s/ Guy O. Murdock
                                      ------------------------------------------
                                          Guy O. Murdock, Chairman of the Board

                                POWER OF ATTORNEY

            Each person whose signature appears below hereby constitutes and appoints Guy O. Murdock and Thomas E. Chaplin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature                  Title                               Date
       ---------                  -----                               ----

/s/ Guy O. Murdock       Chairman of the Board and Director    August 20, 1998
-----------------------
Guy O. Murdock

/s/ Thomas E. Chaplin    Chief Executive                       August 20, 1998
-----------------------  Officer and Director
Thomas E. Chaplin

/s/ Colin P. Halford     President and Director                August 20, 1998
-----------------------
Colin P. Halford

/s/ John C. Poss         Director                              August 20, 1998
-----------------------
John C. Poss

/s/ Steven R. Ehlert     Director                              August 20, 1998
-----------------------
Steven R. Ehlert

/s/ Larry A. Erickson    Director                              August 20, 1998
-----------------------
Larry A. Erickson

/s/ Wayne Wright         Director                              August 20, 1998
-----------------------
Wayne Wright


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                                INDEX TO EXHIBITS

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


Exhibit No                         Description                                 Page
----------                         -----------                                 ----

    4.1                       Restated Articles of Incorporation                *

    4.2                       First Amendment to Restated Articles              **
                                of Incorporation

    4.3                       Second Amendment to Restated Articles             **
                                of Incorporation

    4.4                       Amended and Restated By-Laws                      ***

    5                         Opinion of Reinhart, Boerner,
                               Van Deuren, Norris & Rieselbach,
                              s.c. as to the legality of the
                              stock being registered

   23.1                       Consent of Deloitte & Touche LLP

   24                         Power of Attorney                                 ****


 *Incorporated by reference to the Registrant's Form SB-2 Registration Statement (Registration Statement No. 333-05422C).

**Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 (File No. 000-21463).

***Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (File No. 000-21463).

****Incorporated by reference to the signature page of this Registration Statement.


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